Exhibit 99.1

Primus Appoints Steven D. Scheiwe to Board of Directors

John B. Spirtos Named Lead Independent Director

MCLEAN, VA – (MARKET WIRE) – August 16, 2010 – Primus Telecommunications Group, Incorporated (PRIMUS) (OTCBB: PMUG), a global provider of advanced facilities-based communication solutions, today announced that Steven D. Scheiwe, 49, has been appointed to its board of directors effective August 10, 2010, bringing the number of directors sitting on Primus’ board to five. Mr. Scheiwe will join Primus’ compensation and audit committees, and will serve as the audit committee’s chairman, replacing John B. Spirtos. Separately, the board named Mr. Spirtos lead independent director.

Mr. Scheiwe, President of Ontrac Advisors, Inc., a provider of analysis and business management services, is an accomplished 24-year veteran of the telecom, wireless, paging, and cable industries. At Ontrac, he works as a consultant advising private equity firms, private and public companies and other investors of distressed businesses and corporate debt issues. Prior to founding Ontrac, Mr. Scheiwe served as CEO and founding management member of Teletrac, Inc., where he led a major strategic and financial restructuring.

K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS, stated, “The board joins me in welcoming Steve Scheiwe, a seasoned industry executive, to PRIMUS. His entrepreneurial background, experience in governance, and successful accomplishments in strategic planning, M&A, and operational and financial turnarounds should offer strong insight and guidance as we pursue PRIMUS’ global strategy.”

Mr. Scheiwe began his tenure at Teletrac in 1995 as General Counsel and Secretary. Prior to this, from 1988 to 1995, he was a co-founder, General Counsel and Secretary of Premiere Page, Inc., a radio paging business, which completed an IPO in 1993 and merged with Arch Wireless in 1994. Mr. Scheiwe also served as Senior Legal Counsel and Midwest Office Managing Director, Cable Operations at Hardesty, Puckett, Queen & Co., a national business brokerage operation specializing in cable television systems, where he managed day-to-day operations and was central to the completion of numerous cable systems transactions representing nearly $2 billion over two years.

Mr. Scheiwe serves on the boards of directors of FiberTower Corp., a provider of backhaul transmission services to wireless carriers, Movie Gallery Inc. the second largest video rental company in the US, and is Chairman of Hancock Fabrics Inc., a specialty retailer of fabrics, home textiles and sewing products. He received a B.A. from the University of Colorado at Colorado Springs and a J.D. with Honors from the Washburn University School of Law.

About PRIMUS Telecommunications Group, Incorporated

PRIMUS Telecommunications Group, Incorporated is a leading global provider of advanced facilities-based communication solutions, including traditional and internet based voice, internet broadband, data, mobile, collocation/hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, Brazil, the United Kingdom and certain countries in western Europe, and to telecommunications carriers worldwide. PRIMUS owns and operates its own global network of next generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, Brazil and the United States. Founded in 1994, PRIMUS is based in McLean, Virginia.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio

212-838-3777

ir@primustel.com